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                                                                    Exhibit a(5)

          [Form of confirmation of acceptance of options for exchange]

To:      [Frontstep Employee]

From: Daniel P. Buettin, Vice President, Chief Financial Officer and Secretary of Frontstep, Inc.

Dear [Frontstep Employee]:

         On behalf of Frontstep, Inc., I am writing to provide you with the results of Frontstep's recent Offer to Exchange, pursuant to which Frontstep employees could exchange for new options, options previously granted under our Non-Qualified Stock Option Plan for Key Employees and options granted under our 1999 Non-Qualified Stock Option Plan for Key Employees.

         The offer expired at 5:00 p.m., Eastern Time, on November 30, 2001. On December 1, 2001, Frontstep accepted for exchange options tendered to it for a total of ____________ common shares and cancelled all such options.


         Pursuant to the offer, you tendered options for exchange as set forth on Attachment A to this letter. Except as noted on Attachment A to this letter, Frontstep has accepted each of your tendered options in exchange for new options to be granted, and each of your tendered options has been cancelled. Accordingly, you have no further right or entitlement to purchase any of our common shares pursuant to the terms of those cancelled options. The number of common shares subject to the new options also is set forth on Attachment A.


         We anticipate that all new options will be granted to you on June 2, 2002, the first business day which is at least six months and one day following the date upon which we cancelled the options tendered for exchange. As explained in the Offer to Exchange, you must remain an employee of Frontstep until the new grant date in order to receive your new options. If you do not remain an employee of Frontstep until the new grant date, you will not receive any new options or any other consideration for your old options and you will not have the right to return of any of your old options.

         If you have any questions, please do not hesitate to contact me at 2800 Corporate Exchange Drive, Columbus, Ohio 43231, telephone number (614) 523-7136, facsimile number (614) 895-2972.

Sincerely,


Daniel P. Buettin
Vice President, Chief Financial Officer and Secretary
Frontstep, Inc.